Exhibit 99

	CONTACT:	BOB READY OR
FOR IMMEDIATE RELEASE		RON STOWELL
DATE: SEPTEMBER 15, 2008		(513) 793-3200

LSI INDUSTRIES INC. MAKES A SETTLEMENT OFFER
IN MENU BOARD PATENT LITIGATION AND,
ACCORDINGLY, REVISES DOWNWARD FISCAL 2008 OPERATING RESULTS

Cincinnati, OH; September 15, 2008 – LSI Industries Inc. (Nasdaq:LYTS) today:

•
reported that the Company made an offer to settle the menu board patent litigation that has been ongoing for the past ten years.  If the plaintiffs accept this settlement offer, the Company would pay $2.8 million ($1.7 million net of tax) for a full and complete settlement of alleged patent infringement;

•
revised downward fourth quarter fiscal 2008 net income to record the loss contingency for the $2.8 million ($1.7 million after tax) settlement offer related to the menu board patent litigation.  The fourth quarter net loss is revised to $26,495,000, which includes a $28,929,000 impairment of goodwill and intangible assets ($23,606,000 net of income taxes).  Excluding the impact of the impairment of goodwill and intangible assets and the loss contingency related to the menu board patent litigation, the diluted loss per share would have been $(0.05) per share in the fourth quarter of fiscal 2008; and

•
revised downward fiscal year 2008 net income to record the loss contingency for the $2.8 million ($1.7 million after tax) settlement offer related to the menu board patent litigation.  The fiscal 2008 net loss is revised to $13,722,000, which includes a $28,929,000 impairment of goodwill and intangible assets ($23,606,000 net of income taxes).  Excluding the impact of the impairment of goodwill and intangible assets and the loss contingency related to the menu board patent litigation, the diluted earnings per share would have been $0.53 per share in fiscal 2008.

Company Comments

Robert J. Ready, President and Chief Executive Officer, commented, “We have been involved in patent litigation over the past ten long years for alleged infringement in previous designs of some of our menu boards.  After winning the claims construction hearing and obtaining summary judgment in our favor in the lower court, the plaintiffs were successful in overturning portions of the lower court ruling on appeal thereby sending us back to the lower courts to litigate the matter further.  Both LSI and the two plaintiffs desire to avoid the management time and expense involved in a trial if a mutually agreeable settlement can be reached.  The plaintiffs approached us last month with a serious desire to settle this matter as soon as possible.  Ultimately, following these discussions we made a settlement offer whereby LSI would pay the plaintiffs $2.8 million to put this matter completely behind us.  While we are not admitting to any patent infringement, we believe settling this matter would be in the best long-term interest of LSI.”

LSI Industries Inc. Makes a Settlement Offer
September 15, 2008

Financial Summary

(In thousands, except per
share data; unaudited)

	Three Months Ended June 30			Fiscal Year Ended June 30
	2008 as Previously Reported	2008 Revised	2007	2008 as Previously Reported	2008 Revised	2007
Net Sales	$66,443	$66,443	$93,823	$305,286	$305,286	$337,453

Operating Income (Loss)	$(29,105)	$(31,905)	$10,377	$(9,144)	$(11,944)	$32,550

Net Income (Loss)	$(24,754)	$(26,495)	$6,961	$(11,981)	$(13,722)	$20,789

Earnings (Loss) Per Share (diluted)	$(1.14)	$(1.22)	$0.32	$(0.55)	$(0.63)	$0.95

	6/30/08 Revised	6/30/07
Working Capital	$72,863	$68,397
Total Assets	$183,540	$233,612
Long-Term Debt	$--	$--
Shareholders’ Equity	$148,516	$176,061

Balance Sheet

The balance sheet at June 30, 2008 included current assets of $104.3 million, current liabilities of $31.4 million and working capital of $72.9 million.  The current ratio was 3.32 to 1.  The Company has shareholders’ equity of $148.5 million, no long-term debt, and has borrowing capacity on its commercial bank facilities as of June 30, 2008 of $57 million.  With continued strong cash flow, a sound and conservatively capitalized balance sheet, and $57 million in credit facilities, LSI Industries’ financial condition is sound and capable of supporting the Company’s planned growth, including acquisitions.

Non-GAAP Financial Measures

This press release includes adjustments to the GAAP net loss for the three months and year ended June 30, 2008.  Adjusted net income and earnings per share, which excludes the impact of the impairment of goodwill and intangible assets, and the loss contingency related to the menu board patent litigation is a non-GAAP financial measure.  We believe that it is useful as a supplemental measure in assessing the operating performance of our business.  This measure is used by our management, including our chief operating decision maker, to evaluate business results.  We exclude the goodwill and intangible asset impairment and the loss contingency because they are not representative of the ongoing results of operations of our business.  Below is a reconciliation of this non-GAAP measure to net loss for the periods indicated.

LSI Industries Inc. Makes a Settlement Offer
September 15, 2008

	Fourth Quarter Fiscal 2008		Fiscal Year 2008
	Dollars	Diluted EPS	Dollars	Diluted EPS
	(in thousands)		(in thousands)
Reconciliation of net loss to adjusted net income (loss):

Net loss and net loss per share	$(26,495)	$(1.22)	$(13,722)	$(0.63)

Adjustment for goodwill and intangible asset impairment charge, net of taxes	23,606	1.08	23,606	1.08

Adjustment for the loss contingency related to the menu board patent litigation, net of taxes	1,741	0.08	1,741	0.08

Adjusted net income (loss) and earnings (loss) per share	$(1,148)	$(0.05)	$11,625	$0.53

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as ”guidance,” “forecasts,” “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses.  These risks and uncertainities also include, but are not limited to, those described in Part I, “Item IA. Risk Factors” and elsewhere in this report and those described from time to time in our future reports filed with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or circumstances.

About the Company

LSI Industries is an Image Solutions company, dedicated to advancing solid-state LED technology in lighting and graphics applications. We combine integrated technology, design, and manufacturing to supply high quality, environmentally friendly lighting fixtures and graphics elements for commercial, retail and specialty niche market applications.  LSI is a U.S. manufacturer and is expanding its product offering to the international markets.

LSI Industries Inc. Makes a Settlement Offer
September 15, 2008

Building upon its success with the Crossover® LED canopy fixture, LSI’s Lighting Segment is committed to producing affordable, high performance, energy efficient lighting products, including solid-state LED light fixtures, for indoor and outdoor use.  The Graphics Segment designs, produces, markets and manages a wide array of custom indoor and outdoor graphics programs including signage, menu board systems, decorative fixturing, LED displays and digital signage, and large format billboard and sports screens using solid-state LED technology.  In addition, we provide design support, engineering, installation and project management for custom rollout programs for today’s retail environment. The Company’s technology R&D operation located in Montreal, Canada designs, produces and supports high performance light engines and large format billboard, sports and entertainment video screens using solid-state LED technology.

LSI’s major markets are the commercial / industrial lighting, petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts), sports and entertainment markets.  LSI employs approximately 1,500 people in fourteen facilities located in Ohio, California, New York, North Carolina, Kansas, Kentucky, Rhode Island, Tennessee, Texas and Montreal, Canada.  The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note:    Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI Industries Inc. Makes a Settlement Offer
September 15, 2008

Condensed Statements of Operations

(in thousands, except per
 share data; unaudited)

	Three Months Ended June 30		Fiscal Year Ended June 30
	2008	2007	2008	2007
Net sales	$66,443	$93,823	$305,286	$337,453
Cost of products sold	51,208	68,434	224,859	248,274
Gross profit	15,235	25,389	80,427	89,179

Selling and administrative expenses	15,411	15,012	60,642	57,219

Loss contingency	2,800	--	2,800	(590)

Goodwill and intangible asset impairment	28,929	--	28,929	--

Operating income (loss)	(31,905)	10,377	(11,944)	32,550

Interest (income) expense, net	(16)	(68)	(279)	823

Income (loss) before income taxes	(31,889)	10,445	(11,665)	31,727

Income tax expense (credit)	(5,394)	3,484	2,057	10,938

Net income (loss)	$(26,495)	$6,961	$(13,722)	$20,789

Earnings (loss) per common share

Basic	$(1.22)	$0.32	$(0.63)	$0.96
Diluted	$(1.22)	$0.32	$(0.63)	$0.95

Weighted average common shares outstanding

Basic	21,797	21,695	21,764	21,676
Diluted	21,797	21,918	21,764	21,924

Condensed Balance Sheets
 (in thousands, unaudited)

	June 30, 2008	June 30, 2007
Current Assets	$104,303	$123,358
Property, Plant and Equipment, net	44,754	47,558
Other Assets	34,483	62,696
	$183,540	$233,612

Current Liabilities	$31,440	$54,961
Long-Term Debt	--	--
Other Long-Term Liabilities	3,584	2,590
Shareholders’ Equity	148,516	176,061
	$183,540	$233,612